Exhibit 99.1

hhgregg Reports 3.0% Comparable Store Sales Increase for the Third Quarter and

Reaffirms Earnings Guidance for the Year Ended March 31, 2008

INDIANAPOLIS, January 7, 2007/Businesswire - hhgregg, Inc. (NYSE:HGG) today announced that it will be conducting a conference call to discuss its operating results for its third fiscal quarter ended December 31, 2007 on Thursday, February 14, 2008 at 9:00 a.m. Eastern Time.

Interested investors and other parties may listen to a simultaneous webcast of the conference call by logging onto the Company’s investor relations page at www.hhgregg.com. The call can also be accessed over the phone by dialing (877) 604-9670. Callers should reference the hhgregg third quarter earnings call. A replay of the earnings call will be available on the Company’s website through March 14, 2008.

Third Quarter Comparable Store Sales Rise Three Percent and Company Reaffirms Fiscal Year 2008 Earnings Guidance

For the fiscal quarter ended December 31, 2007, comparable store sales growth was 3.0%. The comparable store sales gain came on top of a 5.6% comparable store sales gain for the prior year’s fiscal quarter.

Jerry Throgmartin, Chairman and Chief Executive Officer of the Company, commented “We were very pleased with our execution during the holiday season and the third fiscal quarter. We expect the quarter ended March 31, 2008 to be a more challenging quarter given the general economic environment and slowing traffic patterns. We will continue to execute on our store growth plan and will be focused on delivering a superior customer purchase experience.”

The Company reaffirmed its earnings guidance for the fiscal year ended March 31, 2008 which was given on November 14, 2007. Diluted net income per share, as adjusted to exclude a $0.41 loss on the early extinguishment of debt arising primarily from a debt refinancing completed in connection with the Company’s initial public offering, is expected to range between $0.95 and $1.03 for fiscal 2008.

About hhgregg

hhgregg is a specialty retailer of consumer electronics, home appliances, mattresses and related services operating under the names hhgregg® and Fine Lines®. hhgregg currently operates 85 stores in Alabama, Georgia, Indiana, Kentucky, North Carolina, Ohio, South Carolina and Tennessee.

Additional Information

All questions and inquiries for further information should be directed to Andy Giesler, Director of Investor Relations of hhgregg, Inc. He can be reached at (317) 848-8710 or investorrelations@hhgregg.com.